HLB Cinnamon Jang Willoughby & Company

Chartered Accountants
A Partnership of Incorporated Professionals




August 1, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549 U.S.A.

Dear Sirs:

We are the former independent auditors for Crawford Lake Mining Inc. (the "Company"). We have read the Company's current report on 8-K dated August 1, 2006 and are in agreement with its contents. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


Signed "Cinnamon Jang Willoughby & Company"

Chartered Accountants





MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.
Telephone: +1 604 435 4317.  Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of HLB International. A world-wide organziation of accounting firms and business advisors.